Exhibit 10.14

January 27, 2020

VIA HAND DELIVERY

Daniel Jones

Re: Offer of Employment for Vice President, Finance Position

Dear Daniel,

As we discussed, it has been a pleasure to work with you for the past several months and to see you settle in with our Vital Farms family. I continue to believe that you are a great fit for Vital Farms. However, as we have discussed, often times, we discover that we have found the right person for the company but we have not placed that person in the right job where we can maximize their potential. I believe that is true with you with regard to the role of the Chief Financial Officer. Therefore, we are offering you the opportunity to step down from the Chief Financial Officer role and transition into the role of Vice President, Finance. Below are the details regarding the Vice President, Finance position.

Title: Vice President, Finance

Reporting to: Chief Financial Officer

Salary: $200,000 per year ($7,692.31 per bi-weekly pay-period)

Target Annual Bonus: 30% (see below)

Stock Options: You currently have options that have been granted to you by Vital Farms but that have not yet vested. Vital Farms originally granted you 243,770 options. If you accept the Vice President, Finance position, you will be eligible to retain 50,000 of those unvested options (“the Retained Options”). However, as a condition to your continued employment, you will be required to forfeit the remainder of the original grant; meaning you will forfeit 193,770 unvested options (the “Forfeited Options”). For the Retained Options, you will be permitted to maintain the original grant date of August 22, 2019 and the options will vest based on that grant date and per the terms of the Company’s 2013 Incentive Plan and your stock option agreement thereunder. You will also be able to maintain the original strike price of $13.1083 per share for the Retained Options. The offer of the Vice President, Finance position is contingent upon your execution of this letter, which will also act as your agreement to the forfeiture of the unvested Forfeited Options. Such execution must occur prior to the start date defined below.

Start Date: January 28, 2020

Bonus Program: You will be eligible for a target bonus of 30% of base salary, based on achievement of company objectives, and subject to the approval and discretion of the CEO and our board of directors. As our bonus program follows the calendar year, the amount will be prorated for the amount of time in the Vice President, Finance position at Vital Farms.

Cell Phone: $40/month

Other Benefits: You will continue to be eligible for other benefits including medical, dental, vision immediately with no waiting period because of your current employee status with Vital Farms. You will also continue to be eligible for the annual 401k contribution equal to 3% of your salary. You will continue to be entrusted to manage your work and time off as a leader in our company and will not be subject to the standard PTO limits which apply to other crew members.

Your compensation will be payable in accordance with the company’s payroll policy and will be subject to review and adjustment by the company. You will continue to be expected to devote your full time and best efforts to the performance of your duties and responsibilities for the company and to abide by company policies and procedures as these may be change from time to time.

If you accept this offer to transition to the Vice President, Finance role, your acceptance indicates that you acknowledge that any confidentiality/non-competition agreement that you have already signed with Vital Farms will continue to be enforceable. Should we require it, in consideration of your employment by the company, you agree to execute another confidentiality/non-competition agreement.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will.” While we hope our relationship will continue to be mutually beneficial, it should be recognized that you would retain your right to terminate your employment at any time for any reason and the Company will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

If you agree with the terms of this offer and wish to continue with our Vital Farms team, please indicate your acceptance of this offer by signing below. We hope that you will accept the Vice President, Finance position and continue your meaningful contributions to Vital Farms.

Best Regards,

/s/ Russell Diez-Canseco

Russell Diez-Canseco
President and CEO

Agreed and Accepted:

/s/ Daniel Jones	January 28, 2020

Daniel Jones

Signature	Date